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As filed with the Securities and Exchange Commission on August 21, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WP GLIMCHER INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	046-4323686 (I.R.S. Employer Identification No.)

180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert P. Demchak, Esq.
General Counsel and Secretary
WP Glimcher Inc.
180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Janelle Blankenship
Faegre Baker Daniels LLP
600 E. 96th Street, Suite 600
Indianapolis, Indiana 46240
(317) 569-9600

Approximate date of commencement of proposed sale to the public:
From time to time or at one time after the effective date of the Registration Statement.

           If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

           If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered/ Proposed Maximum Offering Price per Unit/ Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.0001 per share	(2)	(3)

Preferred Stock, par value $0.0001 per share	(2)	(3)

Warrants to purchase Common Stock or Preferred Stock	(2)	(3)

Depositary Shares	(2)	(3)

Total	(2)	(3)

(1)
This registration statement registers an indeterminate amount of securities of each identified class. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities. The proposed maximum aggregate offering price per class of securities will be determined from time to time by the registrant in connection with the offering of the securities hereunder.

(2)
Not applicable pursuant to Rule 457(r) and General Instruction II.E. to Form S-3.

(3)
The registrant will pay registration fees pursuant to Rule 456(b) in connection with offerings of securities hereunder, and will update this table in a post-effective amendment or on the cover page of a prospectus filed pursuant to Rule 424(b) to indicate the aggregate offering price of the securities offered and the amount of the registration fees paid.

PROSPECTUS

WP GLIMCHER INC.

Common Stock
Preferred Stock
Warrants
Depositary Shares

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under a "shelf" registration or continuous offering process. We may sell any combination of the securities described in this prospectus in one or more offerings. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus and other offering material.

        This prospectus may also be used for the resale of securities by one or more selling security holders or for the resale of common shares issued to limited partners of Washington Prime Group, L.P. in exchange for units of partnership interests.

        We or any selling security holder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a post-effective amendment to the registration statement of which this prospectus is a part, in a supplement to this prospectus, in other offering material related to the securities or may be set forth in one or more documents incorporated by reference in this prospectus.

        Our common stock is traded on the New York Stock Exchange under the symbol "WPG."

        Investing in our securities involves risks. You should carefully consider the risks referenced under "Risk Factors" on page 5 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus, before deciding to invest in the securities offered hereby.

        You should read carefully both this prospectus and any prospectus supplement or other offering material before you invest. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2015

 ABOUT THIS PROSPECTUS

        This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any other offering material may also add to, update or change information contained in the prospectus or in documents we have incorporated by reference into this prospectus and, accordingly, to the extent inconsistent, information in or incorporated by reference in this prospectus is superseded by the information in the prospectus supplement and any other offering material related to such securities.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

        In this prospectus, references to "we," "us" and "our" refer to WP Glimcher Inc. (formerly named Washington Prime Group Inc.) and its consolidated subsidiaries. "WPG" refers specifically to WP Glimcher Inc. only and the "Operating Partnership" refers specifically to our majority-owned subsidiary, Washington Prime Group, L.P.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and any prospectus supplement may contain or incorporate forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Although we believe the expectations reflected in any forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks, uncertainties and other important factors include, among others: our ability to meet debt service requirements, the availability of financing, adverse effects of our significant level of indebtedness, including decreasing our business flexibility and increasing our interest expense, the impact of restrictive covenants in the agreements that govern our indebtedness, risks relating to our acquisition of Glimcher Realty Trust ("Glimcher") and its operating partnership subsidiary pursuant to a definitive agreement and plan of merger with Glimcher and certain affiliated parties, including the ability to effectively integrate the business with that of Glimcher, changes in our credit rating, changes in market rates of interest, the ability to hedge interest rate risk, risks associated with the acquisition, development and expansion of properties, general risks related to retail real estate, including the ability to renew leases or lease new properties on favorable terms, dependency on anchor stores or major tenants and on the level of revenues realized by tenants, the liquidity of real estate investments, environmental liabilities, international, national, regional and local economic climates, changes in market rental rates, trends in the retail industry, relationships with anchor tenants, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, risks relating to joint venture properties, intensely competitive market environment in the retail industry, costs of common area maintenance, insurance costs and coverage, dependency on key management personnel, terrorist activities, changes in economic and market conditions and maintenance of our status and the status of certain of our subsidiaries as real estate investment trusts.

        We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading "Risk Factors" in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other periodic reports, that we believe could cause our actual results to differ materially from the forward-looking statements that we make. Many of these factors are macroeconomic in nature and are, therefore, beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, we neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference room in Washington, D.C. The SEC's address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on us and the securities being offered, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

WHO WE ARE

Overview

        WP Glimcher Inc. (formerly known as Washington Prime Group Inc.) is an Indiana corporation that operates as a self-administered and self-managed real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). REITs will generally not be liable for federal corporate income taxes as long as they continue to distribute not less than 100% of their taxable income and satisfy certain other requirements. Washington Prime Group, L.P. is our majority-owned partnership subsidiary that owns, develops and manages, through its affiliates, all of our real estate properties and other assets. As of June 30, 2015, we owned or held an interest in 121 shopping centers located in 30 states in the United States, consisting of strip centers and malls and comprising approximately 68 million square feet of gross leasable area.

        WPG was created to hold the strip center business and smaller enclosed malls of Simon Property Group, Inc. ("SPG") and its subsidiaries. On May 28, 2014, we and the Operating Partnership separated from SPG through the distribution of 100% of the outstanding units of the Operating Partnership to the owners of Simon Property Group, L.P. ("SPG L.P."), SPG's operating partnership, and 100% of our outstanding common shares to SPG's stockholders in a tax-free distribution. Prior to the separation, we and the Operating Partnership were wholly owned subsidiaries of SPG and its subsidiaries. Prior to or concurrent with the separation, SPG engaged in certain formation transactions that were designed to consolidate the ownership of its interests in 98 properties ("SPG Businesses") and distribute such interests to us. Before the completion of the separation, SPG Businesses were operated as subsidiaries of SPG, which operates as REIT under the Internal Revenue Code.

        We derive our revenues primarily from retail tenant leases, including fixed minimum rent leases, overage and percentage rent leases based on tenants' sales volumes, offering property operating services to our tenants and others, including energy, waste handling and facility services, and reimbursements from tenants for certain recoverable expenditures such as property operating, real estate taxes, repair and maintenance, and advertising and promotional expenditures. We seek to enhance the performance of our properties and increase our revenues by, among other things, securing leases of anchor and inline tenant spaces, redeveloping or renovating existing properties to increase the leasable square footage, and increasing the productivity of occupied locations through aesthetic upgrades, re-merchandising and/or changes to the retail use of the space. In addition, we believe that there are opportunities for us to acquire additional shopping centers that match our investment criteria.

        On January 15, 2015, we acquired Glimcher and certain of its affiliates, including Glimcher Properties Limited Partnership, its operating partnership, pursuant to a definitive agreement and plan of merger among us, the Operating Partnership certain of our affiliates, Glimcher and its operating partnership dated September 16, 2014 (the "Merger Agreement"), in two triangular merger transactions valued at approximately $4.2 billion, including the assumption of debt (collectively, the "Merger"). Prior to the Merger, Glimcher was a Maryland REIT engaged in the ownership, management, acquisition and development of retail properties, including mixed-use, open-air and enclosed regional malls as well as outlet centers.

        In connection with the closing of the Merger, Glimcher was merged into a newly formed direct subsidiary of the Operating Partnership and another newly formed indirect subsidiary of the Operating Partnership was merged into Glimcher's operating partnership. In the Merger, we acquired 23 shopping centers comprised of approximately 15.8 million square feet of gross leasable area and assumed additional mortgages on 14 properties with a fair value of approximately $1.4 billion.

        In the Merger, Glimcher common shareholders received, for each Glimcher common share, $14.02 consisting of $10.40 in cash and 0.1989 of a share of our common stock valued at $3.62 per Glimcher common share, based on the closing price of our common stock on the Merger closing date. In the Merger, we issued 29,942,877 common shares, 4,700,000 shares of 8.125% Series G Cumulative Redeemable Preferred Stock (the "Series G preferred shares"), 4,000,000 shares of 7.5% Series H Cumulative Redeemable Preferred Stock (the "Series H preferred shares"), and 3,800,000 shares of 6.875% Series I Cumulative Redeemable Preferred Stock (the "Series I preferred shares"). The Operating Partnership issued to us 29,942,877 common units as consideration for the common shares issued in the Merger, 4,700,000 preferred units (the "Series G preferred units") as consideration for the Series G preferred shares issued in the Merger, 4,000,000 preferred units as consideration for Series H preferred shares issued in the Merger and 3,800,000 preferred units as consideration for the Series I preferred shares issued in the Merger. Furthermore, each outstanding common unit of Glimcher's operating partnership held by limited partners was converted into 0.7431 of a common unit of the Operating Partnership, resulting in the issuance of an aggregate of 1,621,695 common units to the limited partners of Glimcher's operating partnership. The Operating Partnership also issued 130,592 Series I-1 Preferred Units to limited partners of Glimcher's operating partnership who held such preferred units immediately prior to the effective time of the Merger. The preferred shares and units were issued as consideration for similarly-named preferred interests of Glimcher that were outstanding at the Merger date.

        On April 15, 2015, we redeemed all of the 4,700,000 issued and outstanding Series G preferred shares on that date, and the Operating Partnership redeemed 4,700,000 Series G preferred units. The Series G preferred shares were redeemed at a redemption price of $25.00 per share, plus accumulated and unpaid distributions up to, but excluding, the redemption date, in an amount equal to $0.5868 per share, for a total payment of $25.5868 per share. This redemption amount includes the first quarter dividend of $0.5078 per share that was declared on February 24, 2015 to holders of record of such Series G preferred shares on March 31, 2015. Because the redemption of the Series G preferred shares was a redemption in full, trading of the Series G preferred shares on the New York Stock Exchange (the "NYSE") ceased after the redemption date. The aggregate amount paid to effect the redemptions of the Series G preferred shares was approximately $120.3 million, which was funded with cash on hand.

  Recent Transactions

  Joint Venture with O'Connor Mall Partners, L.P.

        On February 25, 2015, we (through certain of our affiliates), O'Connor Mall Partners, L.P., a Delaware limited partnership ("OC"), and Fidelity National Title Insurance Company, as escrow agent ("Fidelity"), entered into a purchase, sale and escrow agreement (the "Purchase and Sale Agreement"), pursuant to which we sold a 49% partnership interest in three newly formed limited partnerships (the "Joint Ventures" and collectively, the "Joint Venture Transaction") to OC for an aggregate purchase price of approximately $1.625 billion, subject to certain post-closing adjustments. We retained the remaining 51% partnership interest in each of the Joint Ventures. The Joint Venture Transaction closed on June 1, 2015. We applied all of the net sale proceeds from the transaction, equal to approximately $432 million, to repay a portion of the then outstanding borrowings under our $1.25 billion senior unsecured bridge loan facility (the "Bridge Loan") entered into in connection with the execution of the Merger Agreement.

        The Joint Ventures collectively own the following malls and certain related out-parcels acquired in the Merger: The Mall at Johnson City located in Johnson City, Tennessee; Pearlridge Center located in Aiea, Hawaii; Polaris Fashion Place® located in Columbus, Ohio; Scottsdale Quarter® located in Scottsdale, Arizona; and Town Center Plaza (which consists of Town Center Plaza and the adjacent Town Center Crossing) located in Leawood, Kansas. We retained management and leasing responsibilities for the properties.

        Simultaneous with the closing of the transaction, we and OC entered into a limited partnership agreement ("LPA") with respect to each Joint Venture. We will generally manage and conduct the day-to-day operations of the Joint Ventures, except that certain major decisions will require our consent and the consent of OC. The LPA for each Joint Venture contains certain restrictions on each party's ability to transfer its interest in the Joint Venture, including an initial lock-up period of five years, after which period, subject to certain other restrictions on transfer and certain other limitations, either party has certain rights to transfer its interest in the Joint Venture. The LPA also provides that neither we nor OC will own, develop or manage competing malls within a certain specified radius of each of the properties owned by the respective Joint Venture, subject to certain exceptions.

  Notes Offering

        On March 24, 2015, the Operating Partnership sold $250 million aggregate principal amount of its 3.850% Senior Notes due April 1, 2020 (the "notes"). The Operating Partnership received net proceeds from the offering of $248.4 million, which it used to repay a portion of the then outstanding borrowings under the Bridge Loan.

  2015 Term Loan

        On June 4, 2015, we borrowed $500 million under a new term loan (the "2015 Term Loan"), pursuant to a commitment received from bank lenders. The 2015 Term Loan bears interest at one-month LIBOR plus 1.15% and will mature in March 2020. On June 19, 2015, we executed interest rate swap agreements, which effectively fixed the interest rate on the 2015 Term Loan at 2.26% through June 2018. The interest rate on the 2015 Term Loan may vary based on our credit rating. We used $489 million of the $500 million in proceeds from the 2015 Term Loan to repay the balance on the

Bridge Loan remaining after the application of the proceeds from the offering of the notes, the refinancing of property mortgages and the Joint Venture Transaction.

Corporate Information

        WP Glimcher Inc. was incorporated in the State of Indiana on December 13, 2013. Our principal executive offices are located at 180 East Broad Street, Columbus, Ohio 43215. Our telephone number is (614) 621-9000. Our Internet website address is www.wpglimcher.com. The information in our website is not incorporated by reference into this prospectus.

        If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Certain Information By Reference" in this prospectus.

RISK FACTORS

        Investing in our securities involves risks. Before purchasing the securities offered by this prospectus, you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus and (ii) contained in any applicable prospectus supplement or post-effective amendment. For a description of these reports and documents, and information about where you can find them, see "Where You Can Find More Information" and "Incorporation of Certain Information By Reference." The risks and uncertainties in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

USE OF PROCEEDS

        We expect to use the net proceeds from our sale of the securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific offering. Our general corporate purposes may include repaying debt, financing capital commitments, financing future acquisitions and financing development and redevelopment activity. If we decide to use the net proceeds from an offering in some other way, we will describe the use of the net proceeds in the prospectus supplement for that offering.

        If a prospectus supplement includes an offering of securities by selling security holders, we will not receive any proceeds from such sales.

 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

        The following table sets forth our historical ratios of earnings to combined fixed charges and preferred share dividends for the six months ended June 30, 2015 and the years ended December 31, 2014, 2013, 2012, 2011 and 2010. Information presented for periods prior to May 28, 2014, the date of our separation from SPG, consist of the historical results of the strip center business and smaller enclosed malls of SPG on a carve-out basis.

For the Six Months Ended June 30, 2015
		For the Year Ended December 31,
		2014	2013	2012	2011	2010
0.90x	(1)	2.29x	4.33x	3.65x	3.86x	3.43x

(1)
The shortfall of earnings to fixed charges and preferred share dividends for the six months ended June 30, 2015 was approximately $8,251,000. This shortfall resulted from the $25,713,000 of merger and transaction costs that we incurred during the six months ended June 30, 2015.

        The above historical ratios do not include the impact of the approximate $1 billion of debt incurred related to the separation from SPG for all periods prior to May 28, 2014.

        For purposes of calculating the ratio of earnings to combined fixed charges and preferred share dividends, the term "earnings" is the amount resulting from adding (i) income from continuing operations before adjustment for income or loss from unconsolidated entities, (ii) fixed charges, (iii) amortization of capitalized interest and (iv) distributed income of unconsolidated entities, reduced by (a) interest capitalized and (b) remeasurement gains from unconsolidated entities. "Fixed charges" consist of (i) interest expense, which includes amortization of debt premiums and discounts, (ii) capitalized interest and (iii) an estimate of the interest within rental expense. "Preferred share dividends" consist of dividends paid and accrued on preferred shares.

 DESCRIPTION OF SECURITIES BEING OFFERED

Authorized Stock

        We have authority to issue 500,000,000 shares of capital stock, par value $0.0001 per share, consisting of the following:

  •
  300,000,000 shares of common stock;

  •
  75,000,000 shares of preferred stock, of which 4,000,000 shares have been designated as Series H preferred shares, 3,800,000 shares have been designated as Series I preferred shares, 4,000,000 shares have been designated as Series H Excess Preferred Stock ("Series H excess preferred shares") and 3,800,000 shares have been designated as Series I Excess Preferred Stock ("Series I excess preferred shares"); and

  •
  125,000,000 shares of excess common stock ("excess common shares" and, together with the Series H excess preferred shares and the Series I excess preferred shares, unless the context otherwise requires, the "Excess Shares").

        As of July 31, 2015, 185,303,382 of our common shares, 4,000,000 of our Series H preferred shares and 3,800,000 of our Series I preferred shares were issued and outstanding.

        Under our amended and restated articles of incorporation ("Articles"), our Board of Directors (the "Board") is authorized, subject to the provisions of the Indiana Business Corporation Law (the "IBCL"), and by the limitations set forth in our Articles, to issue up to a total of 75,000,000 preferred shares in one or more series without further shareholder action and has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred shares.

        Computershare, Inc. is the transfer agent and registrar for our common shares, our Series H preferred shares and our Series I preferred shares.

Common Stock

        The following is a summary of the terms of our common shares. The rights, preferences and privileges of the holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of our outstanding Series H preferred shares and Series I preferred shares and of any other series of preferred shares that we may designate and issue in the future. For additional information regarding our common shares, please refer to our Articles and our amended and restated bylaws ("Bylaws"), copies of which are filed as exhibits to the registration statement of which this prospectus is a part, as well as to applicable provisions of the IBCL.

        Each holder of our common shares is entitled to one vote for each share on all matters to be voted upon by the common shareholders. The holders of our common shares are not entitled to cumulate their votes in the election of directors.

        Except as described below under "—Description of Our Outstanding Series H Preferred Shares and Series I Preferred Shares—Voting Rights" and as otherwise provided in respect of any other series of preferred shares, the exclusive voting power for all purposes is vested in the holders of the common shares and the excess common shares, voting together as a single class.

        Subject to the provisions of law, and the preferences of the Series H preferred shares and Series I preferred shares and of any series of preferred shares hereafter created, dividends or other distributions, including dividends or other distributions payable in shares of another class of our capital stock, may be paid ratably on the common shares at such time and in such amounts as our Board may deem advisable.

        Subject to the provisions of law and the preferences of the Series H preferred shares and Series I preferred shares and any series of preferred shares hereafter created, in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of our common shares will be entitled, together with the holders of any excess common shares and any series of preferred shares hereafter created not having a preference on distributions in the liquidation, dissolution or winding up, to share ratably in our net assets remaining, after payment or provision for payment of our debts and other liabilities and the amount to which the holders of the Series H preferred shares and Series I preferred shares and any other series of preferred shares having a preference on distributions in the event of our liquidation, dissolution or winding up are entitled.

        Holders of our common shares have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common shares. Each common share is convertible into an excess common share under the circumstances described under "Restrictions on Ownership and Transfer" below.

        The common shares currently outstanding are, and the common shares to be sold from time to time in one offering or a series of offerings pursuant to this prospectus will be, validly issued, fully paid and non-assessable.

Preferred Stock

        This following a summary of the general terms and provisions of the preferred shares that we may offer by this prospectus. We urge you to read carefully our Articles and the articles of amendment we will file in relation to an issue of any particular series of preferred shares before you buy any preferred shares. The applicable prospectus supplement will describe the specific terms of the series of the preferred shares then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

        We are authorized to issue up to 75,000,000 shares of preferred stock, par value $0.0001 per share, including one or more series of excess preferred shares. Our Board may issue from time to time preferred shares in one or more series and with the relative powers, rights and preferences and for the consideration our Board may determine.

        Our Board may, without further action of our shareholders, determine and set forth in articles of amendment to our Articles the following for each series of preferred shares:

  •
  the serial designation and the number of shares in that series;

  •
  the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

  •
  any voting powers of the shares;

  •
  whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which the shares may be redeemed;

  •
  the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred shares;

  •
  whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

  •
  whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

  •
  any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our Board may deem advisable and as shall not be inconsistent with the provisions of our Articles.

        Depending on the rights prescribed for a series of preferred shares, the issuance of preferred shares could have an adverse effect on the voting power of the holders of our common shares and could adversely affect holders of our common shares by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of our common shares.

        The preferred shares, when issued, will be fully paid and non-assessable. Unless the applicable prospectus supplement provides otherwise, the preferred shares will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred shares will be specified in the applicable prospectus supplement.

Description of Our Outstanding Series H Preferred Shares and Series I Preferred Shares

        The following is a summary of the terms of our outstanding Series H preferred shares and Series I preferred shares. In accordance with our Articles, we have also authorized the Series H excess preferred shares and the Series I excess preferred shares that correspond to the two outstanding series of preferred shares. No Series H excess preferred shares or Series I excess preferred shares are currently outstanding. For additional information regarding our outstanding Series H preferred shares and Series I preferred shares, please refer to our Articles.

  Series H Preferred Shares

        With respect to distribution rights and rights upon our liquidation, dissolution or winding up, our Series H preferred shares rank senior to our common shares and on a parity with our Series I preferred shares.

        Except as described below under "—Conversion Rights," Series H preferred shares are not convertible.

        The Series H preferred shares are not subject to any sinking fund and do not have any preemptive or other subscription rights.

  Series I Preferred Shares

        With respect to distribution rights and rights upon our liquidation, dissolution or winding up, our Series I preferred shares rank senior to our common shares and on a parity with our Series H preferred shares.

        Except as described below under "—Conversion Rights," Series I preferred shares are not convertible.

        The Series I preferred shares are not subject to any sinking fund and do not have any preemptive or other subscription rights.

  Dividend Rights

        Holders of our Series H preferred shares are entitled to receive, when, as and if authorized and declared by our Board, cash distributions payable quarterly at the rate of 7.5% per annum of the

$25.00 liquidation preference, or $1.875 per share per annum. Distributions are cumulative and will be payable quarterly in arrears when, as and if authorized by our Board, on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day.

        Holders of our Series I preferred shares are entitled to receive, when, as and if authorized and declared by our Board, cash distributions payable quarterly at the rate of 6.875% per annum of the $25.00 liquidation preference, or $1.71875 per share per annum. Distributions are cumulative and will be payable quarterly in arrears when, as and if authorized by our Board, on the 15th day of January, April, July and October of each year or, if not a business day, the next succeeding business day.

        When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series H preferred shares and Series I preferred shares and any other class or series of preferred shares ranking on a parity with the Series H preferred shares and Series I preferred shares, all distributions authorized upon the Series H preferred shares and Series I preferred shares and any other such class or series of preferred shares will be authorized pro rata based on the accrued distributions. Except as set forth in the preceding sentence, unless full cumulative distributions on the Series H preferred shares and Series I preferred shares have been or contemporaneously are authorized and paid or authorized and set aside for payment for the current and all past periods, no distributions (other than in common shares or other shares of our equity securities ranking junior to the Series H preferred shares and Series I preferred shares as to distributions and liquidation) may be authorized or either paid or set aside for payment on our common shares or on any other shares of our equity securities ranking junior to or on a parity with the Series H preferred shares and Series I preferred shares as to distributions or upon liquidation.

        Unless full cumulative distributions on the Series H and Series I preferred shares have been or contemporaneously are authorized and paid or authorized and set aside for payment for the current and all past periods, we also may not redeem, purchase or otherwise acquire for any consideration any common shares or any other shares of our equity securities ranking junior to or on a parity with the Series H preferred shares or Series I preferred shares as to distributions or upon liquidation (including less than all of the Series H preferred shares or Series I preferred shares), except (i) by conversion into or exchange for shares of our equity securities ranking junior to the Series H preferred shares and Series I preferred shares as to distributions and upon liquidation or (ii) a purchase of Series I preferred shares in excess of the 9.8% ownership limit described under "Restrictions on Ownership and Transfer" relating to our continuing qualification as a REIT (or substantially similar provisions relating to our other capital stock) or otherwise to ensure our continued REIT status.

  Liquidation Rights

        Subject to the preferential rights of holders of any future series of preferred shares ranking senior to the Series H preferred shares and Series I preferred shares, upon our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment will be made to the holders of our common shares or other class or series of our shares ranking junior to the Series H preferred shares and Series I preferred shares in the distribution of assets upon liquidation, dissolution or winding up, the holders of Series H preferred shares and Series I preferred shares are entitled to receive, after payment or provision for payment of our debts and other liabilities, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series H preferred shares and Series I preferred shares will have no right or claim to any of our remaining assets.

  Optional Redemption

        We may not redeem the Series H preferred shares prior to August 10, 2017, except as described below under "—Special Optional Redemption" and "Restrictions on Ownership and Transfer." On and after August 10, 2017, we may, at our option, redeem the Series H preferred shares, in whole or from time to time in part, by paying $25.00 in cash per share, plus any accrued and unpaid distributions on such series of preferred shares to, but not including, the date of redemption.

        We may not redeem the Series I preferred shares prior to March 27, 2018, except as described below under "—Special Optional Redemption" and "Restrictions on Ownership and Transfer." On and after March 27, 2018, we may, at our option, redeem the Series I preferred shares, in whole or from time to time in part, by paying $25.00 in cash per share, plus any accrued and unpaid distributions on such series of preferred shares to, but not including, the date of redemption.

  Special Optional Redemption

        Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series H preferred shares and/or Series I preferred shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 in cash per share, plus any accrued and unpaid distributions on such series of preferred shares to, but not including, the date of redemption.

        For purposes of the Series H preferred shares and Series I preferred shares, a "Change of Control" means:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our shares entitling that person to exercise more than 50% of the total voting power of all of our shares entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

  •
  following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depository Receipts representing such securities) listed on the NYSE, the NYSE MKT or the NASDAQ Stock Market or listed or quoted on an exchange or quotation system that is a successor to the foregoing.

  Conversion Rights

        Upon the occurrence of a Change of Control, each holder of Series H preferred shares and Series I preferred shares will have the right, unless, prior to the date fixed for conversion, we have provided notice of our election to redeem the Series H preferred shares and/or Series I preferred shares, as applicable, as described above under "—Optional Redemption" or "—Special Optional Redemption," to convert some or all of their Series H preferred shares and Series I preferred shares into a number of our common shares (or equivalent value of Alternative Conversion Consideration) per Series H preferred shares or Series I preferred share equal to the lesser of:

  •
  the quotient obtained by dividing (1) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but not including, the date fixed for conversion by (2) the Common Stock Price (as defined below); and

  •
  3.9417, in the case of the Series H preferred shares, and 3.4555, in the case of the Series I preferred shares (subject in both cases to adjustment for stock splits, subdivisions or combinations). No fractional common shares will be issued.

        For purposes of the Series H preferred shares and Series I preferred shares, the "Common Stock Price" means: (1) the amount of cash consideration per common share, if the consideration to be received in the Change of Control by the holders of our common shares is solely cash; and (2) the average of the closing prices for our common shares on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our common shares is other than solely cash.

        "Alternative Conversion Consideration" means the cash, securities or other property or assets (or any combination thereof) into which our common shares will be converted. If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series H preferred shares and/or Series I preferred shares will receive will be the form and proportion of the aggregate consideration elected by the holders of our common shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

        Series H preferred shares and Series I preferred shares may also be converted into Series H excess preferred shares and Series I excess preferred shares, respectively, under the circumstances described below under "Restrictions on Ownership and Transfer."

  Voting Rights

        Holders of the Series H preferred shares and Series I preferred shares do not have any voting rights, except as set forth below or as otherwise expressly required by applicable law or, in the case of the Series I preferred shares, the rules of the NYSE or any other securities exchange or quotation system on which the Series I preferred shares are then listed, traded or quoted.

        Whenever distributions on the Series H preferred shares and I preferred shares are in arrears for six or more quarterly periods (whether or not consecutive), the number of directors on our Board will be increased by two, and the holders of the Series H preferred shares and Series I preferred shares (voting together as a class with all other classes or series of preferred shares ranking on a parity with the Series H preferred shares and Series I preferred shares with respect to distribution rights and then entitled to vote on the election of such additional two directors) will be entitled to vote for the election of such additional two directors to our Board until all distributions accumulated on such Series H preferred shares and Series I preferred shares for the past distribution periods and the then current distribution period have been authorized and fully paid or authorized and a sum sufficient for the payment thereof set aside for payment in full.

        The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series H preferred shares and Series I preferred shares and of any series of shares ranking on a parity with the Series H preferred shares and Series I preferred shares, voting as a class, will be required to authorize, create or issue, or increase the authorized or issued amount of, another class or series of equity securities ranking senior to the Series H preferred shares and Series I preferred shares with respect to the payment of distributions or the liquidation preference. The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series H preferred shares and Series I preferred shares will be required to amend, alter or repeal any provision of, or add any provision to, our Articles, including the articles of amendment relating to the Series H preferred shares or Series I preferred shares, as applicable, if such action would materially and adversely alter or change the rights, preferences or privileges of the Series H preferred shares or Series I preferred shares, as applicable. No such vote or consent is required in connection with:

  •
  any increase in the total number of our authorized shares;

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  the authorization or increase of any class or series of shares ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series H preferred shares or Series I preferred shares;

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  any merger or consolidation in which we are the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares and no securities convertible into shares ranking as to distribution rights or liquidation preference senior to the Series H preferred shares or Series I preferred shares, as applicable, other than our securities outstanding prior to such merger or consolidation;

  •
  any merger or consolidation in which we are not the surviving entity if, as result of the merger or consolidation, the holders of the Series H preferred shares or Series I preferred shares receive shares or other equity securities with preferences, rights and privileges substantially identical to the preferences, rights and privileges of the Series H preferred shares or Series I preferred shares, as applicable, and there are no outstanding shares or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series H preferred shares or Series I preferred shares, as applicable, other than our securities outstanding prior to such merger or consolidation;

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  any merger or consolidation in which the holders of the Series H preferred shares or Series I preferred shares, as applicable, receive cash in an amount equal to or greater than the liquidation preference plus accrued but unpaid distributions; or

  •
  if, at or prior to the time when the issuance of any such shares ranking senior to the Series H preferred shares or Series I preferred shares, as applicable, is to be made or any such change is to take effect, as the case may be, the Series H preferred shares or Series I preferred shares, as applicable, have been called for redemption upon proper notice of redemption to occur within 60 days and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series H preferred shares or Series I preferred shares, as applicable, unless the redemption price of the Series H preferred shares or Series I preferred shares (other than any portion thereof consisting of accrued and unpaid distributions) shall be paid solely from the sale proceeds of such shares ranking senior to the Series H preferred shares or Series I preferred shares, as applicable.

        In addition, amendments to certain legacy Glimcher ownership limit provisions that were carried over from the Glimcher Series H preferred shares and Glimcher Series I preferred shares to our Series H preferred shares and Series I preferred shares that we issued in the Merger, respectively, require approval by the affirmative vote of the holders of not less than two-thirds of the Series H preferred shares and Series I preferred shares then outstanding and entitled to vote, as applicable.

Warrants

        General.    This section describes the general terms and provisions of the warrants that we may offer pursuant to this prospectus. The applicable prospectus supplement will describe the specific terms of the warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

        We may issue warrants for the purchase of common shares or preferred shares. Warrants may be issued alone or together with common shares or preferred shares offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under warrant agreements between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders or beneficial holders of warrants.

        This section summarizes the general terms and provisions of the forms of warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. We urge you to read the applicable form of warrant agreement and the form of warrant certificate that we will file in relation to an issue of any warrants.

        If warrants for the purchase of common shares or preferred shares are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

  •
  the offering price;

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  the designation and terms of any series of preferred shares with which the warrants are being offered and the number of warrants being offered with each common share or preferred share;

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  the date on and after which the holder of the warrants can transfer them separately from the related common shares or series of preferred shares;

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  the number of common shares and/or preferred shares that can be purchased upon exercise, the price at which the common shares and/or preferred shares may be purchased upon exercise and, in the case of warrants for preferred shares, the designation, total number and terms of the series of preferred shares that can be purchased upon exercise;

  •
  the date on which the right to exercise the warrants begins and the date on which that right expires;

  •
  United States federal income tax consequences; and

  •
  any other terms of the warrants.

        Unless the applicable prospectus supplement provides otherwise, warrants will be in registered form only. Until any warrants to purchase preferred shares or common shares are exercised, holders of the warrants will not have any rights of holders of the underlying preferred shares or common shares, including any right to receive dividends or to exercise any voting rights.

        A holder of warrant certificates may:

  •
  exchange them for new certificates of different denominations;

  •
  present them for registration of transfer; and

  •
  exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

        Exercise of Warrants.    Each holder of a warrant is entitled to purchase the number of common shares or preferred shares at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

        Unless the applicable prospectus supplement provides otherwise, a holder of warrants may exercise them by following the general procedure outlined below:

  •
  delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

  •
  properly completing and signing the reverse side of the warrant certificate representing the warrants; and

  •
  delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

        If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the preferred shares or common shares that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

        Amendments and Supplements to Warrant Agreements.    Unless the applicable prospectus supplement provides otherwise, the following describes generally the provisions relating to amending and supplementing the warrant agreements.

        We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We and the warrant agent may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

        Warrant Adjustments.    The warrant certificate and the applicable prospectus supplement will describe the events requiring adjustment to the warrant exercise price or the number or principal amount of securities issuable upon exercise of the warrant.

Depositary Shares

        General.    We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred shares, as specified in the applicable prospectus supplement. Preferred shares of each series represented by the depositary shares will be deposited under a separate deposit agreement between us, the depositary named therein and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each depositary receipt owner will be entitled, in proportion to the fractional interest of a share of a particular series of preferred shares represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred shares represented thereby.

        Depositary receipts issued pursuant to the applicable deposit agreement will evidence the depositary shares. Immediately following our issuance and delivery of the preferred shares to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Upon request, we will provide you with copies of the applicable form of deposit agreement and depositary receipt.

        Dividends and Other Distributions.    The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto. If the depositary determines that it is not feasible to make such distribution, the depositary may, with our approval, sell the property and distribute the net proceeds from such sale to the holders.

        Withdrawal of Shares.    Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, the holders thereof will be entitled to delivery, to or upon such holders' order, of the number of whole or fractional shares of the preferred shares and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement. Thereafter, holders of such preferred shares will not be entitled to receive depositary shares for the preferred shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the depositary will deliver to the holder a new depositary receipt evidencing the excess number of depositary shares.

        Redemption of Depositary Shares.    Provided we shall have paid in full to the depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the redemption date, whenever we redeem preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred shares so redeemed. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected as nearly as may be practicable without creating fractional depositary shares, pro rata, or by any other equitable method we determine.

        From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled to receive upon such redemption upon surrender to the depositary of the depositary receipts representing the depositary shares.

        Voting of the Preferred Shares.    Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares that represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder's depositary shares. The depositary will vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. If the depositary does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares, it will abstain from voting the amount of preferred shares represented by such depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from the depositary's negligence or willful misconduct.

        Liquidation Preference.    Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary share evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

        Conversion of Preferred Shares.    Except with respect to certain conversions in connection with the preservation of our REIT status, the depositary shares are not convertible into our common shares or any other of our securities or property. Nevertheless, if the applicable prospectus supplement so specifies, the holders of the depositary receipts may surrender their depositary receipts to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole common shares, other preferred shares or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion of the depositary shares utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the depositary will issue a new depositary receipt for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

        Amendment and Termination of the Deposit Agreement.    By agreement, we and the depositary at any time can amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to holders of the related preferred shares will be effective only if the existing holders of at least two-thirds of the depositary shares have approved the amendment. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time an amendment becomes effective shall be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby.

        Upon 30 days' prior written notice to the depositary, we may terminate the deposit agreement if (a) such termination is necessary to preserve our status as a REIT or (b) a majority of each series of preferred shares affected by such termination consents to such termination. Upon the termination of the deposit agreement, the depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by the depositary receipts together with any other property held by the depositary with respect to the depositary receipt. If the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange.

        The deposit agreement will automatically terminate if (a) all outstanding depositary shares shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (c) each related preferred share shall have been converted into our capital stock not so represented by depositary shares.

        Charges of Depositary.    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay certain other transfer and other taxes and governmental charges. The holders will also pay the fees and expenses of the depositary for any duties, outside of those expressly provided for in the deposit agreement, the holders request to be performed.

        Resignation and Removal of Depositary.    The depositary may resign at any time by delivering to us notice of its election to do so. We may at any time remove the depositary, and any such resignation or removal will take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of $50,000,000 or more.

        Miscellaneous.    The depositary will forward to holders of depositary receipts any reports and communications from us which are received by the depositary with respect to the related preferred shares.

        We and the depositary will not be liable if either of us is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performing the duties thereunder in good faith and without negligence or, in the case of any action or inaction in the voting of preferred shares represented by the depositary shares, gross negligence or willful misconduct. If satisfactory indemnity is furnished, we and the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented by depositary receipts for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on our claims, requests or instructions.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        Our Articles contain certain restrictions on the number of shares of capital stock that individual shareholders may own. Certain requirements must be met for us to maintain our status as a REIT, including the following:

  •
  Not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year other than the first year; and

  •
  Our capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

        In part because we currently believe it is essential to maintain our status as a REIT, the provisions of our Articles with respect to excess shares contain restrictions on the acquisition of our capital stock intended to ensure compliance with these requirements.

        Our Articles provide that, subject to certain specified exceptions, no shareholder may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than the ownership limit. The ownership limit is equal to 8%, or 18% in the case of certain members of the Simon family and related persons, of any class of capital stock or any combination thereof, determined by number of shares outstanding, voting power or value (as determined by our Board), whichever produces the smallest holding of capital stock under the three methods, computed with regard to all outstanding shares of capital stock and, to the extent provided by the Internal Revenue Code, all shares of capital stock issuable under outstanding options and exchange rights that have not been exercised. Our Board may exempt a person from the ownership limit if our Board receives a ruling from the Internal Revenue Service or an opinion of tax counsel, in each case to the effect that such ownership will not jeopardize our status as a REIT.

        Anyone acquiring shares in excess of the ownership limit will lose control over the power to dispose of the shares, will not receive dividends declared and will not be able to vote the shares. In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limit, the transfer or other event will be deemed void with respect to that number of shares that would be owned by the transferee in excess of the ownership limit. The intended transferee of the excess shares will acquire no rights in those shares. Those shares will automatically be converted into Excess Shares according to rules set forth in our Articles.

        Upon a purported transfer or other event that results in Excess Shares, the Excess Shares will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a qualifying charitable organization designated by us. The Excess Shares will be issued and outstanding equity entitled to dividends equal to any dividends which are declared and paid on the shares from which they were converted. Any dividend or distribution paid prior to our discovery that shares have been converted into Excess Shares is to be repaid upon demand. The recipient of the dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void with respect to the shares in question, and will automatically be deemed to have been declared and paid with respect to the Excess Shares into which the shares were converted. The Excess Shares will also be entitled to the same voting rights granted to the shares from which they were converted. Any voting rights exercised prior to our discovery that shares were converted to Excess Shares will be rescinded and recast as determined by the trustee.

        While Excess Shares are held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to the Excess Shares, only to a person whose ownership of the shares would not violate the ownership limit. Upon such transfer, the Excess Shares will be automatically converted into the same number of shares of the same type and class as the shares for which the Excess Shares were originally converted.

        Our Articles contain provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Shares may not receive in return for such a transfer an amount that reflects any appreciation in the shares for which the Excess Shares were converted during the period that the Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Shares may be deemed, at our option, to have acted as an agent on behalf of the trust in acquiring or holding the Excess Shares and to hold the Excess Shares on behalf of the trust.

        Our Articles further provide that we may purchase, for a period of 90 days during the time the Excess Shares are held by the trustee in trust, all or any portion of the Excess Stock from the original transferee-shareholder at the lesser of the following:

  •
  the price paid for the shares by the purported transferee, or if no notice of such purchase price is given, at a price to be determined by our Board, in its sole discretion, which price per share shall be equal to the lowest market price of such stock at any time prior to the date we exercise our purchase option, and

  •
  the closing market price for the stock on the date we exercise our option to purchase.

The 90-day period begins on the date of the violative transfer or other event if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date our Board determines that a violative transfer or other event has occurred.

        Our Articles further provides that in the event of a purported issuance or transfer that would, if effective, result in us being beneficially owned by fewer than 100 persons, such issuance or transfer would be deemed null and void, and the intended transferee would acquire no rights to the stock.

        All certificates representing shares of any class of our stock bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution rules of the Internal Revenue Code, more than 5%, or such other lower percentage as may be required by the Internal Revenue Code or regulations promulgated thereunder, of our outstanding stock must file an affidavit with us containing the information specified in our Articles before January 30 of each year. In addition, each shareholder shall, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our Board deems necessary to comply with the provisions of our Articles or the Internal Revenue Code applicable to a REIT.

        The Excess Share provisions will not be removed automatically even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of us without the approval of our Board.

        In addition to the foregoing restrictions on ownership and transfer, the articles of amendment that established the terms of each of the Series H preferred shares and Series I preferred shares provide that ownership of each such series of preferred shares by any person is limited, with certain exceptions, to 9.8% of the lesser of the number or value (in either case as determined in good faith by our Board) of the total outstanding preferred shares of such series. Unless waived or exempted, any transfer of Series H preferred shares or Series I preferred shares that would create a direct or indirect owner of Series H preferred shares or Series I preferred shares in excess of such ownership limit will result in that number of shares of such series which would cause such violation to be deemed to be automatically transferred to a charitable trust or otherwise will be deemed to be void ab initio. Notwithstanding any transfer of such shares to a charitable trust, any such shares will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such shares exceeding such limit, and (ii) the market price of the Series H preferred shares or Series I preferred shares, as applicable, on the day we, or our designee, accept such offer.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND INDIANA LAW

Partnership Agreement

        The Operating Partnership's amended and restated limited partnership agreement, as amended (the "Partnership Agreement") provides that we must obtain the approval of the holders of a majority of the units of limited partnership interest held by limited partners in order to merge or consolidate the Operating Partnership or voluntarily sell or otherwise transfer all or substantially all of the assets of the Operating Partnership. In addition, during all periods in which Melvin Simon, Herbert Simon and David Simon and members of their immediate families (and including their lineal descendants, trusts established for their benefit and entities controlled by them), collectively, hold at least 10% of the partnership units in the Operating Partnership, the Partnership Agreement requires that the Operating Partnership obtain the consent of the Simons holding more than 50% of the partnership units then held by the Simons prior to, among other things, selling, exchanging, transferring or otherwise disposing of all or substantially all of the assets of the Operating Partnership. David Simon (or such other person as may be designated by the holders of more than 50% of the partnership units then held by the Simons) has been granted authority by those limited partners who are Simons to grant or withhold consent on behalf of the Simons whenever such consent of the Simons is required. Because the Operating Partnership's assets comprise substantially all of our assets, these restrictions could limit our ability to sell or transfer all or substantially all of our assets, or impact the manner in which we do so, even if some of our shareholders believe that doing so would be in our and their best interests.

Indiana Law and Certain Provisions of Our Articles and Bylaws

        Our Articles and Bylaws and certain provisions of the IBCL may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a shareholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares held by shareholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.

        Control Share Acquisitions.    Under Chapter 42 of the IBCL, an acquiring person or group who makes a "control share acquisition" in an "issuing public corporation" may not exercise voting rights on any "control shares" unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters' rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL.

        Under the IBCL, "control shares" are shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

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  one-fifth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more.

        A "control share acquisition" means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

        An "issuing public corporation" means a corporation that has (i) 100 or more shareholders, (ii) its principal place of business or its principal office in Indiana, or that owns or controls assets within Indiana having a fair market value of greater than $1 million and (iii) (A) more than 10% of its shareholders resident in Indiana, (B) more than 10% of its shares owned of record or owned beneficially by Indiana residents or (C) 1,000 shareholders resident in Indiana.

        The provisions described above do not apply if, before a control share acquisition is made, the corporation's articles of incorporation or bylaws, including a bylaw adopted by the corporation's board of directors, provide that they do not apply.

        Our Bylaws provide that these provisions of Chapter 42 do not apply to us.

        Certain Business Combinations.    Chapter 43 of the IBCL restricts the ability of a "resident domestic corporation" to engage in any combinations with an "interested shareholder" for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's share acquisition date is approved by the board of directors of the resident domestic corporation before that date. If the combination or the purchase of shares was not previously approved, then the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified "fair price" criteria.

        For purposes of the above provisions, "resident domestic corporation" means an Indiana corporation that has 100 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

        The definition of "beneficial owner" for purposes of Chapter 43 means a person who, directly or indirectly, owns the subject shares, has the right to acquire or vote the subject shares (excluding voting rights under revocable proxies made in accordance with federal law), has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting or disposing of the subject shares, or holds any "derivative instrument" that includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the subject shares.

        The above provisions do not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our Articles do not exclude us from Chapter 43.

        Annual Election of Directors.    Under Section 23-1-33-6(c) of the IBCL, a corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act, must have a classified board of directors unless the corporation adopts a bylaw expressly electing not to be governed by this provision by 30 days after the corporation's voting shares are registered under Section 12 of the Exchange Act. Our Bylaws include a provision electing not to be subject to this mandatory requirement and provide that all of our directors are elected at each annual meeting of shareholders and will serve until the next annual meeting of shareholders. Accordingly, our Board is not classified. Our Board could amend our Bylaws in the future to elect to have a classified board structure.

        Removal of Directors.    Our Articles provide that our shareholders may only remove directors for cause with the affirmative vote of the holders of at least two-thirds of the then-outstanding shares entitled to vote in the election of directors.

        Supermajority Vote for Shareholders to Amend Certain Provisions of our Articles.    Our Articles provide that the affirmative vote of not less than two-thirds of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class) is required to amend certain provisions of our

Articles relating to the removal of directors, the call of and business to be conducted at special meetings of shareholders and director and officer indemnification.

        Amendments to Bylaws.    Under Section 23-1-39-1 of the IBCL, only the board of directors can amend the bylaws and shareholders do not have the right to amend the bylaws unless the articles of incorporation provide otherwise. Under our Articles, our Bylaws may be amended by our Board or by the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast generally in the election of directors, except that amendments to certain provisions of our Bylaws relating to the call of special meetings of shareholders and director and officer indemnification may only be made by approval of both a majority of our Board and the affirmative vote of two-thirds of all the votes entitled to be cast generally in the election of directors.

        Size of Board and Vacancies.    Our Bylaws provide that the number of directors constituting the whole Board will be fixed from time to time by a duly adopted resolution of our Board. Subject to applicable law and the rights of the holders of any series of preferred shares with respect to such series of preferred shares, and unless our Board otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of our Board, and directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders and until such director's successor shall have been duly elected and qualified.

        Special Shareholder Meetings.    Subject to the rights of holders of preferred shares with respect to such series of preferred shares, our Articles and our Bylaws provide that only the chairman of our Board, our chief executive officer, our president or a majority of our Board may call special meetings of our shareholders. Shareholders may not call special shareholder meetings. Business that may be transacted at special shareholder meetings is limited to business stated in the notice of the meeting. Shareholders may not submit business proposals for consideration at, or nominate persons for election as directors at, special shareholder meetings.

        Shareholder Action by Unanimous Written Consent.    Under our Articles and the provisions of the IBCL, shareholders may act without a meeting only by unanimous written consent.

        Requirements for Advance Notification of Shareholder Nominations and Proposals.    Our Bylaws establish advance notice procedures with respect to shareholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board or a committee of our Board. These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of shareholder proposals if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareholders.

        Authorized but Unissued Shares.    Our authorized but unissued common and preferred shares will be available for future issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may then be listed or traded. The existence of authorized but unissued common and preferred shares could render more difficult, or discourage, an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise by making such attempts more difficult or more costly. Our Board may be able to issue preferred shares with voting or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common shares.

        Change of Control Conversion and Redemption Features of Series H and Series I Preferred Shares.    The Change of Control conversion and redemption features of the Series H preferred shares and

Series I preferred shares, which are described under "Description of Securities Being Offered—Description of Our Outstanding Series H Preferred Shares and Series I Preferred Shares—Conversion Rights" and "—Special Optional Redemption" above, may make it more difficult for a party to take us over or discourage a party from taking us over.

        Exclusive Forum.    Our Articles provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our shareholders, (iii) any action asserting a claim against us or any of our directors, officers or employees arising pursuant to any provision of the IBCL or our Articles or our Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against us or any of our directors, officers or employees governed by the internal affairs doctrine shall be a state or federal court located within the State of Indiana.

  Directors' Duties and Liability

        Under Chapter 35 of the IBCL, directors are required to discharge their duties in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that the directors reasonably believe to be in the best interest of the corporation. Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director's office and the action or failure to act constitutes willful misconduct or recklessness. This exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

  Consideration of Effects on Other Constituents

        Chapter 35 of the IBCL also provides that a board of directors, in discharging its duties, may consider, in its discretion, both the long-term and short-term best interests of the corporation, taking into account, and weighing as the directors deem appropriate, the effects of an action on the corporation's shareholders, employees, suppliers and customers and the communities in which offices or other facilities of the corporation are located and any other factors the directors consider pertinent. Directors are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor. If a determination is made with the approval of a majority of the disinterested directors of the board of directors, that determination is conclusively presumed to be valid unless it can be demonstrated that the determination was not made in good faith after reasonable investigation. Chapter 35 specifically provides that specified judicial decisions in Delaware and other jurisdictions, which might otherwise be looked upon for guidance in interpreting Indiana law, including decisions that propose a higher or different degree of scrutiny on actions taken by directors in response to a proposed acquisition of control of the corporation, are inconsistent with the proper application of the business judgment rule under Chapter 35.

  Indemnification

        Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors, subject to the limitations and procedures therein, against liability for judgments, settlements, penalties, fines and reasonable expenses incurred in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, and in the case of official action, they reasonably believed the conduct was in the corporation's best interests, and in all other cases, they reasonably believed the conduct taken was not against the best interests of the corporation, and in the case of criminal proceedings they either had reasonable cause to believe the conduct was lawful or there was no reasonable cause to believe the conduct was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding.

        An Indiana corporation may also pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding if such individual furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the required standard of conduct and a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the required standard of conduct, and a determination is made that the facts then know to those making the determination would not preclude indemnification under Chapter 37.

        Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

        Our Articles and our Bylaws provide for indemnification of our directors and officers, to the fullest extent permitted by the IBCL, as well as for advancement of expenses. We have also entered into indemnification agreements with our directors and executive officers providing such persons with indemnification, to the fullest extent permitted by the IBCL, as well as for advancement of expenses.

        In addition, we have a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, subject to applicable retentions.

        The Partnership Agreement also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to our officers and directors in our Articles.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        Faegre Baker Daniels LLP, our tax counsel, has provided an opinion as to the material United States federal income tax considerations involved in our treatment as a REIT. This discussion is based upon that opinion and:

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  the facts described in the registration statement of which this prospectus is a part;

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  the Internal Revenue Code;

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  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

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  the legislative history of the Internal Revenue Code;

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  current administrative interpretations and practices of the Internal Revenue Service, or IRS; and

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  court decisions,

all as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the IRS, and we have not requested, and do not plan to request, any rulings from the IRS.

        As a condition to the closing of each offering of equity securities offered by this prospectus, as otherwise specified in the applicable prospectus supplement, our tax counsel will render an opinion to the underwriters of that offering to the effect that, commencing with our taxable year ended December 31, 2014, we have been organized in conformity with the requirements for qualification as a REIT, and our method of operation has enabled us to meet, and our proposed method of operation will enable us to continue to meet, the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion will be based upon various assumptions and representations that we will make as to factual matters, including representations to be made in a factual certificate to be provided by one of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus and in the applicable prospectus supplement. Our tax counsel will have no obligation to update its opinion subsequent to the date it is rendered. Moreover, our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, asset diversification, distributions and diversity of stock ownership, and various other qualification tests imposed by the Internal Revenue Code discussed below, the results of which will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements, and no assurance can be given that we will qualify as a REIT in any particular year. Further, the anticipated U.S. Federal income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

        YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Taxation of U.S. Shareholders

        As used herein, the term "U.S. holder" means a beneficial owner of our common shares that is for U.S. Federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation or other entity taxable as a corporation for U.S. Federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

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  a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, will be considered U.S. holders.

        As used herein, the term "non-U.S. holder" means a beneficial owner of common shares that is not a U.S. holder other than a partnership. The rules governing U.S. Federal income taxation of non-U.S. holders are complex, and the following discussion is intended only as a summary of such rules. Non-U.S. holders should consult their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws, including any reporting requirements.

        If a partnership is a beneficial owner of our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. Federal income tax consequences of the purchase, ownership and disposition of common or preferred shares.

        This discussion does not address the tax consequences arising under any state, local or foreign law. In addition, this summary does not consider the effect of the U.S. Federal estate or gift tax laws.

        Investors should consult their own tax advisors with respect to the application of the U.S. Federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. Federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

  Distributions

        As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. holders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Individual U.S. holders may be eligible for reduced rates of tax to the extent that these distributions constitute "qualified dividend income." Such amounts will be specified in a written notice to shareholders. However, we do not expect a significant portion of the distributions to be eligible for treatment as "qualified dividend income." For purposes of determining whether distributions to holders of common shares are out of current or accumulated earnings and profits, earnings and profits will be allocated first to any outstanding preferred shares and then to the common shares.

        To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. holder. This treatment will reduce the adjusted basis, but not below zero, which each U.S. holder has in his shares of stock for tax purposes by the amount of the distribution in excess of current and accumulated earnings and profits. Such distributions in excess of a U.S. holder's adjusted basis in his shares will be treated as capital gain, provided that the shares have been held as a capital asset, and will be long-term capital gain if the shares have been held for more than one year. Dividends declared in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

  Capital gain dividends

        Dividends to U.S. holders that are properly designated by us as capital gain dividends will be treated as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the shareholder has held his stock. Dividends designated as capital gains will be taxed to each individual at a rate up to 25% depending on the tax characteristics of the assets which produced such gain and such individual's situation. Corporate taxpayers are taxed on their net capital gain at ordinary corporate rates. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

  Additional tax on investment income

        A U.S. holder that is an individual, estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to a 3.8% tax on the lesser of (1) the U.S. holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. holder's net investment income generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as our stock. Net investment income may, however, be reduced by properly allocable deductions to such income. U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of this 3.8% Medicare tax to their dividends and gains attributable to the disposition of our stock.

  Retention of net capital gains

        We may elect to retain and pay income tax on some or all of our undistributed net capital gains, in which case our U.S. holders will include such retained amount in their income. In that event, those U.S. holders would be entitled to a tax credit or refund in the amount of the tax paid by us on the undistributed gain allocated to them, and the U.S. holders would be entitled to increase their tax basis by the amount of undistributed capital gains allocated to them reduced by the amount of the credit.

  Passive activity losses and investment interest limitations

        Dividends that we pay and gain arising from the sale or exchange by a U.S. holder of common shares will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any "passive losses" against this income or gain. Dividends, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares, however, will not be treated as investment income except to the extent the shareholder elects to reduce the amount of his net capital gain eligible for the capital gains rate.

  Dispositions

        A U.S. holder will recognize gain or loss on the sale or exchange of common shares to the extent of the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Individual taxpayers are generally currently subject to a maximum tax rate of 20% on long-term capital gain. Losses incurred on the sale or exchange of shares held for six months or less, after applying certain holding period rules, however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. holder and undistributed capital gains allocated to such U.S. holder with respect to such shares.

  Tax-exempt holders

        The IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt pension trust and certain other tax-exempt entities. Based upon that ruling and except as provided below with respect to certain types of tax-exempt shareholders, our dividend income will not be unrelated business taxable income to a tax-exempt shareholder, provided that such tax-exempt shareholder has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business of such tax-exempt shareholder. Generally, shares will be treated as "debt financed property" if the acquisition of such shares was financed through a borrowing by the tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless a tax-exempt shareholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its unrelated trade or business.

        For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in common shares will constitute unrelated business taxable income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset its dividend income. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as unrelated business taxable income as to certain types of trusts which hold more than 10% (by value) of the interests in the REIT. A REIT will not be a "pension held REIT" if it is not "predominantly held" by tax-exempt pension trusts. We do not anticipate that shares of our stock will be predominantly held by tax-exempt pension trusts within the meaning of the Internal Revenue Code and accordingly, we believe that dividends we pay to tax-exempt pension trusts should not be treated as unrelated business taxable income.

  Backup withholding and information reporting

        We will report to U.S. holders of our common shares and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. holders may be subject to backup withholding. Backup withholding will apply only if the holder

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  fails to furnish its taxpayer identification number, which for an individual would be his Social Security number, or furnishes an incorrect taxpayer identification number,

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  is notified by the IRS that it has failed properly to report payments of interest and dividends, or

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  under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

        Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. holder will be allowed as a credit against such U.S. holder's United States Federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. holders

        The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of shares of our stock, including any reporting requirements.

        In general, non-U.S. holders of our common shares will be subject to regular United States Federal income tax with respect to their investment in us if such investment is "effectively connected" with the non-U.S. holder's conduct of a trade or business in the United States. A corporate non-U.S. holder that receives income that is, or is treated as, effectively connected with a United States trade or business may also be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to non-U.S. holders whose investment is not so effectively connected. We expect to withhold United States income tax, as described below, on the gross amount of any distributions paid to a non-U.S. holder unless (i) the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is "effectively connected" or (ii) certain other exceptions apply.

  Distributions

        A distribution by us that is not attributable to gain from our sale or exchange of a U.S. real property interest, or "USRPI," within the meaning of the Foreign Investment in Real Property Act, or "FIRPTA," and that is not designated by us as a capital gain dividend, will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to tax at the rate of 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. holder's basis in its shares of our stock, but not below zero, and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares. We are required to withhold from distributions to non-U.S. holders, and to remit to the IRS, 30% of the amount of ordinary dividends or such lower amount specified by an applicable treaty. We may be required to withhold at least 10% of any distribution even if a lower treaty rate applies (if our common stock constituted a USRPI), and a distribution in excess of our earnings and profits may be subject to 30% dividend withholding if, at the time of the distribution, it cannot be determined whether the distribution will be in an amount in excess of our current or accumulated earnings and profits. As discussed below, we believe our shares are not currently a USRPI. However, a non-U.S. holder may seek a refund of amounts withheld from its distribution if the amount withheld with respect to the distribution is more than its U.S. tax liability with respect to such distribution.

        Distributions to a non-U.S. holder that we properly designate as capital gains dividend that are not attributable to the sale of a USRPI are generally not subject to U.S. tax unless:

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  the investment in our stock is treated as effectively connected with the non-U.S. holder's trade or business (and, in the case of an applicable income tax treaty, is attributable to a permanent establishment); or

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  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met in which case a 30% tax will be imposed on a capital gains dividend.

        Distributions that are attributable to gains from our sale or exchange of a USRPI will be taxed in the manner described in the preceding paragraph if the non-U.S. holder did not own more than 5% of the class of stock with respect to which the distribution was made at any time during the one-year period ending on the date the distribution was made and if the class of stock is regularly traded on an established securities market located in the United States.

        Distributions that are attributable to gain from our sale or exchange of a USRPI will be taxed to a non-U.S. holder under FIRPTA if such non-U.S. holder owns more than 5% of the class of stock with respect to which such distribution was made at any time during the one-year period ending on the date of such distribution. Distributions that are subject to FIRPTA are taxed to a non-U.S. holder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a non-U.S. holder will be taxed at the normal capital gain rates applicable to a U.S. holder on such amounts, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. holder that is not entitled to a treaty exemption. We will be required to withhold from distributions subject to FIRPTA, and remit to the IRS, 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but it is higher than the maximum rate on capital gains of individuals.

        Tax treaties may reduce our withholding obligations. If the amount we withhold from a distribution exceeds the non-U.S. holder's tax liability, the non-U.S. holder may, if timely filed, request a refund of such excess from the IRS.

  Dispositions

        Unless the shares of our stock constitutes a USRPI within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of such shares by a non-U.S. holder generally will not be subject to U.S. Federal income taxation. Our shares will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We believe that we are a domestically controlled REIT, and therefore the sale of common shares will not be subject to taxation under FIRPTA. However, because our shares are publicly traded, no assurance can be given that we are or will continue to be a domestically controlled REIT. Even if we were not a domestically controlled REIT, a non-U.S. holder's sale of shares would not be subject to tax under FIRPTA as a sale of a United States real property interest if the shares were "regularly traded," as defined by applicable Treasury Regulations, on an established securities market (e.g., the New York Stock Exchange, on which our common stock is listed), and if the selling shareholder's interest constitutes 5% or less of the fair market value of all of our common shares during the five-year period preceding the disposition. If the gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of our common shares from a non-U.S. holder will not be required under FIRPTA to withhold on the purchase price (i) if the purchased shares are "regularly traded" on an established securities market, or (ii) if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of the common shares may be required to withhold 10% of the purchase price and remit such amount to the IRS. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a non-U.S. holder if the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains.

        Additional issues may arise pertaining to information reporting and backup withholding with respect to non-U.S. holders of shares of our stock. Non-U.S. holders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

  FATCA withholding

        Withholding taxes may be imposed under Sections 1471 to 1474 of the Internal Revenue Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our capital stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Internal Revenue Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Internal Revenue Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury under which it undertakes, among other things, to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Internal Revenue Code), report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our capital stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our capital stock.

Taxation as a REIT

  General

        We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe we have been organized and operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, certain qualification tests imposed under the Internal Revenue Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "—Taxation as a REIT—Failure to qualify."

        The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.

        If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on net income that we currently distribute to our shareholders. This treatment substantially eliminates the "double taxation," once at the corporate level when earned and once again at the shareholder level when distributed, that generally results from investment in a corporation. However, we will be subject to federal income tax as follows:

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  We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on our items of tax preference under certain circumstances.

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  If we have (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (2) other specified nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on any net income from such foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test (as described below). Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (a) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (b) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (c) for which such REIT makes an election to treat the property as foreclosure property.

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  We will be subject to a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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  If we fail to satisfy the 75% gross income test or the 95% gross income test (discussed below) but have maintained qualification as a REIT because we satisfied certain other requirements, we will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test, discussed below and (ii) the amount by which we fail the 95% gross income test discussed below (2) multiplied by a fraction intended to reflect our profitability.

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  If we fail to satisfy any of the REIT asset tests (other than the 5% or 10% asset tests described below) by more than a de minimis amount, due to reasonable cause and not due to willful neglect, and we nonetheless maintain REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

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  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income or asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in "—Taxation as a REIT—Requirements for qualification."

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  We will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed, or deemed distributed, during each calendar year. The required distribution for a calendar year equals the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

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  If we acquire any asset from a corporation which is or has been a C corporation, i.e., generally a corporation subject to full corporate- level tax, in a transaction such as a merger or other reorganization in which the basis of the acquired asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, then the acquired asset will be treated as a built-in gain asset. If we subsequently recognize gain on the disposition of the built-in gain asset during the ten-year period beginning on the date on which we acquired the asset, then we will generally be subject to tax at the highest regular corporate tax rate on this gain to the extent of the built-in gain. The built-in gain is equal to the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the beginning of the ten-year period. The results described in this paragraph with respect to the recognition of built-in gain assume that the C corporation from which the built-in gain asset was acquired will not make an election pursuant to Section 1.337(d)-7(c)(5) of the Treasury Regulations. An election pursuant to Section 1.337(d)-7(c)(5) of the Treasury Regulations would cause the C corporation to recognize gain as if it had sold the property acquired by us to an unrelated party at fair market value. In the event of such an election, the property acquired by us would not be treated as a built-in gain asset and we would not be subject to a corporate level tax if we sold the property within ten years.

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  We could be subject to a 100% tax attributable to certain non-arm's length transactions with any of our taxable REIT subsidiaries or with tenants that receive services from such taxable REIT subsidiaries.

Requirements for qualification

        The Internal Revenue Code defines a REIT as a corporation, trust or association that:

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  is managed by one or more trustees or directors;

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  issues transferable shares or transferable certificates to evidence its beneficial ownership;

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  would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

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  is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

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  is beneficially owned by 100 or more persons;

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  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of each taxable year; and

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  meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that the first four conditions must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds.

        We believe we have satisfied each of the above conditions. In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described above. These ownership and transfer restrictions are described in "Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate unless we are eligible for specified relief provisions as described below. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in the sixth condition, we will be treated as having met this requirement.

        In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

  Ownership of interests in partnerships and qualified REIT subsidiaries

        In the case of a REIT which is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share, generally in proportion to its capital interest in such partnership, of the assets of the partnership. Also, the REIT will be deemed to be entitled to the income of the partnership attributable to its proportionate share, based upon its capital interest, of such assets. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the Operating Partnership's assets and items of income, including our share of these items of any partnership in which the Operating Partnership owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "—Tax aspects of partnerships and joint ventures." We have direct control of the Operating Partnership and will continue to operate the Operating Partnership consistent with the requirements for our qualification as a REIT. However, the Operating Partnership has non-managing ownership interests in certain joint ventures. If a joint venture takes or expects to take actions which could jeopardize our status as a REIT or subject us to tax, the Operating Partnership may be forced to dispose of its interest in such joint venture. In addition, it is possible that a joint venture could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow the Operating Partnership to dispose of our interest in the joint venture or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT unless certain mitigation provisions applied.

        Although we do not currently own the stock of a subsidiary that is a qualified REIT subsidiary, we may acquire stock of one or more new subsidiaries in the future. A corporation will qualify as a qualified REIT subsidiary if we hold 100% of its stock directly and we do not elect to treat the subsidiary as a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items, as the case may be, for all purposes of the Internal Revenue Code, including the REIT qualification tests. For this reason, references under "—Taxation as a REIT" to our income and assets include the income and assets of each qualified REIT subsidiary. A qualified REIT subsidiary will not be subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of a REIT's total assets, as described below under "—Taxation as a REIT—Asset tests."

  Ownership of interests in taxable REIT subsidiaries

        The Internal Revenue Code provides that REITs may own more than 10% of the voting power and value of securities in taxable REIT subsidiaries. A corporation is treated as a taxable REIT subsidiary if a REIT owns stock in the corporation and the REIT and the corporation jointly elect such treatment. In the event such an election is made, any other corporation of which such taxable REIT subsidiary owns 35% of the total voting power or value of the outstanding securities is also automatically treated as a taxable REIT subsidiary. A taxable REIT subsidiary is a corporation subject to U.S. Federal income tax as a regular C corporation and, where applicable, state and local corporate income taxes.

        Although the activities and income of taxable REIT subsidiaries are subject to tax, taxable REIT subsidiaries are permitted to engage in certain activities that the REIT could not engage in itself. Additionally, under certain limited conditions, a REIT may receive income from a taxable REIT subsidiary that would be treated as rent. See the discussion under "—Taxation as a REIT—Income tests" below. As discussed more fully under "—Taxation as a REIT—Asset tests" below, not more than 25% of the fair market value of a REIT's assets can be composed of securities of taxable REIT subsidiaries and stock of a taxable REIT subsidiary is not a qualified asset for purposes of the 75% asset test.

        The amount of interest on related party debt a taxable REIT subsidiary may deduct is limited. Further, a 100% excise tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is set above a commercially reasonable level. A taxable

REIT subsidiary is permitted to deduct interest payments to unrelated parties without any such restrictions, although other interest deduction limitation rules could apply.

        The Internal Revenue Code allows the IRS to reallocate costs between a REIT and its taxable REIT subsidiary. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability, and the amount of such increase would be subject to interest charges. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% excise tax.

  Affiliated REITs

        The Operating Partnership indirectly owns more than 10% of the equity interests in several entities which have elected to be taxed as corporations and have elected, or will elect, to be taxed as REITs. Each of these subsidiaries must meet the REIT qualification tests discussed above. Each of them may be subject to tax on certain of its income as discussed above. See "—Taxation as a REIT—General." The failure of any or all of them to qualify as a REIT could cause us to fail to qualify as a REIT because we would own more than 10% of the voting securities and value of an issuer that was not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary unless certain mitigation provisions applied. We believe that each of these subsidiaries has been organized and operated in a manner that will permit us to qualify as a REIT.

  Income tests

        We must satisfy two gross income requirements annually to maintain qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including "rents from real property," dividends from other REITs (but not taxable REIT subsidiaries), and, in certain circumstances, income from certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from real property investments, dividends, including dividends from taxable REIT subsidiaries, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based upon a fixed percentage or percentages of receipts or sales.

  Rents

        Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based upon a fixed percentage or percentages of receipts or sales;

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  except for rents received from a taxable REIT subsidiary as discussed below, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns, in the case of a corporate tenant, 10% or more of the stock by vote or value of such tenant, and, in the case of any other tenant, 10% or more of the profits or capital of such tenant;

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  if such rent is received from a taxable REIT subsidiary with respect to any property, no more than 10% of the leased space at the property may be leased to taxable REIT subsidiaries and related party tenants and rents received from such property must be substantially comparable to rents paid by other tenants, except related party tenants, of the REIT's property for comparable space;

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  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property;" and

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  for rents received to qualify as "rents from real property," the REIT generally must not furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

        We do not and will not, and as the general partner of the Operating Partnership will not permit the Operating Partnership to take any of the following actions unless we determine such action would not jeopardize our status as a REIT:

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  charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based upon a percentage of receipts or sales, as described above;

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  lease any property to a related party tenant;

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  lease any property to a taxable REIT subsidiary, unless we determine not more than 10% of the leased space at such property is leased to related party tenants and our taxable REIT subsidiaries and the rents received from such lease are substantially comparable to those received from other tenants, except rent from related party tenants, of us for comparable space;

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  derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

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  perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Operating Partnership derives no revenue or through a taxable REIT subsidiary.

        Although the Operating Partnership and other of our affiliates will perform all development, construction and leasing services for, and will operate and manage, wholly-owned properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any non-customary services are provided, such services shall generally, but not necessarily in all cases, be performed by a taxable REIT subsidiary. In any event, we intend that the amounts we receive for non-customary services that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        A REIT is subject to a 100% excise tax on any rents it receives from tenants receiving services from a taxable REIT subsidiary to the extent such rents are above the amount that would be charged to tenants not receiving such services, unless:

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  the taxable REIT subsidiary provides a substantial amount of services to third parties at the same prices offered to tenants of the REIT;

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  rents for comparable leased space at the REIT's property received from tenants not receiving such services and leasing at least 25% of the REIT's net leasable space are comparable to rents charged to tenants who receive services from the taxable REIT subsidiary and charges for such services are separately stated; or

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  income from the taxable REIT subsidiary providing services to the REIT's tenants is at least 150% of the direct costs of providing the services.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

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  following our identification of the failure to meet these tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect.

        It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "—Taxation as a REIT—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of our income.

  Hedging transactions

        From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly and timely identified as a hedging transaction as specified in the Internal Revenue Code will not constitute gross income and thus will be exempt from the 95% gross income test. The term "hedging transaction," as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or to manage the risk of currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test (or any property which generates such income and gain). To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

  Asset tests

        At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, including stock of other REITs, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, not more than 25% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries, and except with respect to taxable REIT subsidiaries and qualified REIT subsidiaries, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities or more than 10% of the total value of any one issuer's outstanding securities other than certain securities qualifying as "straight debt" and other excluded securities, as described in the Internal Revenue Code, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. Additionally, (i) our interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (ii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of our interest as a partner in the partnership.

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, including an increase in our interests in assets held, directly or indirectly, by the Operating Partnership, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We believe we have maintained and will continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to satisfy the 5% or 10% asset tests described above after the 30 day cure period, we will be deemed to have met such tests if (1) the value of our non-qualifying assets does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, (2) we dispose of the non-qualifying assets (or otherwise cure our failure to meet the asset test) within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued and (3) we disclose certain information to the IRS. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (1) disposing of the non-qualifying assets (or otherwise curing our failure to meet the asset test) within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets, and (3) disclosing certain information to the IRS. If we cannot avail ourselves of these relief provisions, or if we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.

  Annual distribution requirements

        To maintain qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to the difference between (1) the sum of 90% of our "REIT taxable income," computed without regard to the dividends paid deduction and net capital gain, and 90% of our after tax net income, if any, from foreclosure property, and (2) the amount of certain items of non-cash income, i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable, in excess of 5% of "REIT taxable income." In addition, if we are allocated any built-in gain as a result of the disposition during the restriction period of any asset subject to the built-in gain rules, then we will be required to distribute at least 90% of such built-in gain less the amount of tax we incurred as a result of such gain.

        Dividends declared and payable to shareholders of record in the last three months of any year must be paid by the end of January of the year following the taxable year in which the dividends were declared, unless they were declared before the due date of our tax return for the taxable year in which they were declared. If they were declared before such due date, whether declared in the last three months of the year or otherwise, they must be distributed on or before the end of January of the following taxable year, or, if later, the earlier of the first regular dividend payment after the declaration or the close of the taxable year following the taxable year to which they relate. The amount distributed must not be preferential. This means that every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. We believe we have made and will continue to make timely distributions sufficient to satisfy these annual distribution requirements.

        We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we should generally have sufficient cash or liquid assets to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends. To the extent we satisfy the distribution requirements but distribute less than 100% of the net capital gain or 100% of our REIT taxable income, we will be subject to tax on such income at regular corporate rates.

        Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

  Property transfers

        Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnership, either directly or through its subsidiary partnerships, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. However, the Internal Revenue Code provides a safe harbor pursuant to which limited sales of properties held at least two years and meeting certain additional requirements will not be treated as prohibited transactions, but compliance with the safe harbor is not always practical. We intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties and to make occasional sales of the properties as are consistent with our investment objectives. However, if the IRS were to successfully contend that some or all of the sales the Operating Partnership or its subsidiaries make are prohibited transactions, we would be subject to the 100% penalty tax on our allocable share of the gains resulting from any such sales.

  Failure to qualify

        In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than violations of the REIT gross income or asset tests, as described above, for which other specified cure provisions may be available), we would be entitled to retain our status as a REIT if (1) the violation is due to reasonable cause and not due to willful neglect, and (2) we pay a penalty of $50,000 for each failure to satisfy the provisions. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction and non-corporate shareholders may be eligible for reduced rates of tax on dividend distributions. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax aspects of partnerships and joint ventures

  General

        Substantially all of our income-producing properties are held directly or indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held through partnerships. See "—Taxation as a REIT—Ownership of interests in partnerships and qualified REIT subsidiaries."

  Entity classification

        Our interests in partnerships, including joint ventures, involve special tax considerations, including the possibility of a challenge by the IRS of the status of a partnership as a partnership as opposed to an association taxable as a corporation for federal income tax purposes. If a partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests. See "—Taxation as a REIT—Asset tests" and "—Taxation as a REIT—Income tests." This, in turn, would prevent us from qualifying as a REIT. See "—Taxation as a REIT—Failure to qualify" for a discussion of the effect of a failure to meet these tests for a taxable year. In addition, a change in a partnership's status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

        Treasury Regulations provide that a domestic business entity not otherwise classified as a corporation and which has at least two members will be taxed as a partnership for federal income tax purposes unless it elects to be treated as a corporation. In addition, such an entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership and each of its subsidiary partnerships have claimed classification as a partnership, and, as a result, we believe such partnerships will be classified as partnerships for federal income tax purposes.

  Allocations of partnership income, gain, loss and deduction

        A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.

        If an allocation is not recognized for federal income tax purposes because it does not have substantial economic effect, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of our taxable income and loss and those of our subsidiary partnerships are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

State and local tax considerations

        We are, and our shareholders may be, subject to state or local taxation in various state or local jurisdictions where we, our affiliates and our shareholders transact business or reside. The state and local tax treatment of us and our investors may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on their investment.

Possible U.S. Federal tax developments

        The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New U.S. federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of us, our affiliated entities and our shareholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our shareholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative action.

        The preceding discussion of certain U.S. Federal income tax considerations is for general information only and is not tax advice. Accordingly, you should consult your own tax adviser as to particular tax consequences to you of purchasing, holding and disposing of our common shares, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

 LEGAL MATTERS

        Unless otherwise specified in a prospectus supplement, the validity of the securities offered hereby and certain federal income tax matters will be passed upon for us by Faegre Baker Daniels LLP, Indianapolis, Indiana and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated and combined financial statements and schedule of WP Glimcher Inc. (formerly Washington Prime Group Inc.), included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The financial statements of Glimcher Realty Trust as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, appearing in the Current Report on Form 8-K/A filed by WP Glimcher Inc. on February 27, 2015, which is incorporated by reference in this prospectus, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means:

  •
  incorporated documents are considered part of the prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

        Our Exchange Act filing number is 001-36252.

        The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with the SEC rules, unless otherwise indicated therein) until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 7, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on August 5, 2015;

  •
  Our Current Reports on Form 8-K (or amendments thereto), filed with the SEC on January 9, 2015, January 22, 2015, February 3, 2015, February 26, 2015 (Items 1.01, 8.01 and 9.01), February 27, 2015 (amendment), February 27, 2015, March 17, 2015 (amendment), March 23, 2015, March 26, 2015, March 31, 2015, April 2, 2015, May 26, 2015, June 2, 2015, June 5, 2015, August 12, 2015 and August 21, 2015;

  •
  Our Definitive Proxy Statement on Schedule 14A for our 2015 Annual Shareholders' Meeting, filed with the SEC on April 10, 2015; and

  •
  The description of our common shares included in the Information Statement, filed as Exhibit 99.1 to our Form 8-K filed with the SEC on May 20, 2014, and any amendments, reports or other filings filed with the SEC for the purpose of updating such description.

        To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless an exhibit has been specifically incorporated by reference into the document), call us or write us at the following address or telephone number:

WP Glimcher Inc.
180 East Broad Street
Columbus, Ohio 43215
Attention: Investor Relations
Telephone: (614) 621-9000

 PART II
INFORMATION NOT REQUIRED IN
PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth all expenses in connection with the distribution of the securities being registered. All amounts shown below are estimates:

Securities and Exchange Commission registration fee	$	*
Accountants' fees and expenses	$	**
Legal fees and expenses	$	**
Printing	$	**
Miscellaneous	$	**
Total	$	**

*
To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of securities under this registration statement pursuant to Rule 457(r).

**
These fees are calculated based upon the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15.    Indemnification of Directors and Officers.

        The Registrant's officers and directors are indemnified under Indiana law, the Registrant's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") and its Amended and Restated Bylaws, as amended (the "Bylaws"), as well as the Amended and Restated Limited Partnership Agreement, as amended (the "Limited Partnership Agreement") of Washington Prime Group, L.P. ("WPG LP") against certain liabilities.

        Chapter 37 of the Indiana Business Corporation law (the "IBCL") authorizes every Indiana corporation to indemnify its officers and directors, subject to the limitations and procedures therein, against liability for judgments, settlements, penalties, fines and reasonable expenses incurred in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, and in the case of official action, they reasonably believed the conduct was in the corporation's best interests, and in all other cases, they reasonably believed the conduct was not against the best interests of the corporation, and in the case of criminal proceedings they either had reasonable cause to believe the conduct was lawful or there was no reasonable cause to believe the conduct was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding.

        An Indiana corporation may also pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding if such individual furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the required standard of conduct and a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the required standard of conduct, and a determination is made that the facts then know to those making the determination would not preclude indemnification under Chapter 37.

        Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

        The Registrant's Articles of Incorporation and Bylaws provide for indemnification of its directors and officers, to the fullest extent permitted by the IBCL, as well as for advancement of expenses. The Registrant has also entered into indemnification agreements with its directors and executive officers providing such persons with indemnification, to the fullest extent permitted by the IBCL, as well as for advancement of expenses.

        In addition, the Registrant has a directors' and officers' liability and company reimbursement policy that insures against certain liabilities, subject to applicable retentions.

        The Limited Partnership Agreement provides for indemnification of the Registrant and its officers and directors to the same extent indemnification is provided to the Registrant's officers and directors in the Articles of Incorporation.

Item 16.    Exhibits.

        The list of exhibits is incorporated by reference to the Index to Exhibits.

Item 17.    Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or the prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on August 21, 2015.

WP GLIMCHER INC.
By:	/s/ MARK S. ORDAN Mark S. Ordan, Executive Chairman of the Board of Directors

POWER OF ATTORNEY

        Each person whose signature appears below hereby authorizes Mark S. Ordan, Michael P. Glimcher, Robert P. Demchak and Farinaz S. Tehrani, or any of them, each with full power of substitution, to execute in the name and on behalf of such person, any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on August 21, 2015.

Signature	Title

/s/ MARK S. ORDAN Mark S. Ordan	Executive Chairman of the Board of Directors
/s/ MICHAEL P. GLIMCHER Michael P. Glimcher	Vice Chairman and Chief Executive Officer (Principal Executive Officer)
/s/ ROBERT J. LAIKIN Robert J. Laikin	Director
/s/ LOUIS G. CONFORTI Louis G. Conforti	Director
/s/ NILES C. OVERLY Niles C. Overly	Director

S-1

Signature	Title

/s/ JACQUELYN R. SOFFER Jacquelyn R. Soffer	Director
/s/ RICHARD S. SOKOLOV Richard S. Sokolov	Director
/s/ MARVIN L. WHITE Marvin L. White	Director
/s/ MARK E. YALE Mark E. Yale	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ MELISSA A. INDEST Melissa A. Indest	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)

S-2

 INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
1.1	Form of underwriting or purchase agreement for equity securities.*
2.1
Separation and Distribution Agreement by and among Simon Property Group, Inc., Simon Property Group, L.P., WP Glimcher Inc. (formerly known as Washington Prime Group Inc.) ("WPG") and Washington Prime Group, L.P., dated as of May 27, 2014 (incorporated by reference to WPG's Form 8-K filed May 29, 2014).
2.2
Agreement and Plan of Merger, dated as of September 16, 2014, by and among WPG, Washington Prime Group, L.P., WPG Subsidiary Holdings I, LLC, WPG Subsidiary Holdings II Inc., Glimcher Realty Trust and Glimcher Properties Limited Partnership (including the exhibits attached thereto) (incorporated by reference to WPG's Form 8-K filed September 19, 2014). Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this agreement are omitted. WPG agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
2.3
Purchase, Sale and Escrow Agreement, dated February 25, 2015, by and among WPG-OC Limited Partner, LLC, WPG-OC General Partner, LLC, O'Connor Mall Partners, L.P. and Fidelity National Title Insurance Company (incorporated by reference to WPG's Form 8-K filed February 26, 2015). Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this agreement are omitted. WPG agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
2.4
Amendment No. 1 to Purchase, Sale and Escrow Agreement, dated May 29, 2015, by and among WPG-OC Limited Partner, LLC, WPG-OC General Partner, LLC, O'Connor Mall Partners, L.P. and Fidelity National Title Insurance Company (incorporated by reference to WPG's Form 10-Q filed August 5, 2015).
4.1	Amended and Restated Articles of Incorporation of WP Glimcher Inc. (incorporated by reference to WPG's Form 8-K filed August 12, 2015).
4.2	Amended and Restated Bylaws of WP Glimcher Inc. (incorporated by reference to WPG's Form 10-Q filed August 5, 2015).
4.3	Amended and Restated Limited Partnership Agreement of Washington Prime Group, L.P. (incorporated by reference to WPG's Form 8-K filed May 29, 2014).
4.4
Amendment No. 2 to Amended and Restated Limited Partnership Agreement of Washington Prime Group, L.P. dated as of January 14, 2015, setting forth the Terms of Series H Preferred Units (incorporated by reference to WPG's Form 10-K filed February 26, 2015).
4.5
Amendment No. 3 to Amended and Restated Limited Partnership Agreement of Washington Prime Group, L.P. dated as of January 14, 2015, setting forth the Terms of Series I Preferred Units (incorporated by reference to WPG's Form 10-K filed February 26, 2015).
4.6
Amendment No. 4 to Amended and Restated Limited Partnership Agreement of Washington Prime Group, L.P. dated as of January 14, 2015, setting forth the Terms of Series I-1 Preferred Units (incorporated by reference to WPG's Form 10-K filed February 26, 2015).
4.7	Form of Articles of Amendment for Preferred Stock.*
4.8	Form of Articles of Amendment for Excess Preferred Stock.*
4.9	Form of Preferred Stock Certificate.*
4.10	Form of Warrant Agreement.*
4.11	Form of Warrant Certificate.*

Exhibit Number	Description of Exhibit
4.12	Form of Deposit Agreement.*
5	Opinion of Faegre Baker Daniels LLP.**
8	Tax Opinion of Faegre Baker Daniels LLP regarding REIT qualification.**
12.1	Computation of Ratios of Earnings to Combined Fixed Charges and Preferred Share Dividends.**
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of BDO USA, LLP.**
23.3	Consent of Faegre Baker Daniels LLP (contained in their opinions filed as Exhibits 5 and 8).
24	Power of Attorney (included on the Signature Page).

*
To be filed by amendment with a prospectus supplement or incorporated by reference from a Current Report on Form 8-K.

**
Filed herewith.

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ABOUT THIS PROSPECTUS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
WHO WE ARE
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
DESCRIPTION OF SECURITIES BEING OFFERED
RESTRICTIONS ON OWNERSHIP AND TRANSFER
IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND INDIANA LAW
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS